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                                                                     EXHIBIT 5.1







                                 August 12, 1999



Tiffany & Co.
727 Fifth Avenue
New York, New York 10022

Gentlemen:

As Senior Vice President, General Counsel and Secretary of Tiffany & Co., a Delaware corporation (the "Company"), I am familiar with the Company's Registration Statement on Form S-8 dated July 22, 1999 (the "Registration Statement") to be filed with the Securities and Exchange Commission. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the "Act"), of 96,632 additional shares (the "Shares") of the Company's common stock, $0.01 par value per share, issuable pursuant to the Company's 1988 Directors Option Plan (the "Directors Plan"), as a result of a 2-for-1 stock split declared by the Directors of the Company on approval of its stockholders on May 20, 1999, to be effective July 21, 1999.

In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion, including the following: (a) the Certificate of Incorporation and By-Laws of the Company, as amended, (b) resolutions adopted by the Board of Directors of the Company at meetings held on May 20, 1999, (c) resolutions adopted by the shareholders of the Company on May 20, 1999, and (d) the Directors Plan. For purposes of this opinion, I have assumed the genuineness of the signatures and authority of persons signing documents on behalf of parties other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.

This opinion is delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.



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Tiffany & Co.
August 12, 1999
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Based upon the foregoing, I am of the opinion that the Shares will be, upon issuance and delivery and payment therefor in the manner described in the Directors Plan and the option agreements issued thereunder, duly and validly authorized, issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                                 Sincerely,


                                                 /s/ Patrick B. Dorsey
                                                 Patrick B. Dorsey
                                                 Senior Vice President,
                                                 General Counsel and Secretary